EXHIBIT 11


                      STATEMENT REGARDING COMPUTATION
                           OF PER SHARE EARNINGS
                (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)



                                                  For The Three Months
                                                     Ended 10/31/97
                                             Primary EPS    Fully Diluted

1.   PROCEEDS UPON EXERCISE OF OPTIONS       $49,367        $49,367
2.   MARKET PRICE OF SHARES
          CLOSING                                           $23.875
          AVERAGE                            $23.487
5.   TREASURY SHARES PURCHASABLE FROM
       OPTION PROCEEDS                         2,102          2,068
6.   OPTION SHARES OUTSTANDING                 2,442          2,442
7.   COMMON STOCK EQUIVALENTS (EXCESS SHARES
       UNDER OPTION OVER TREASURY SHARES THAT
       COULD BE REPURCHASED)                     340            374
8.   AVERAGE NUMBER OF SHARES OF BENEFICIAL
       INTEREST OUTSTANDING                   59,003         59,003
9.   TOTAL OF COMMON AND COMMON EQUIVALENT
       SHARES                                 59,343         59,377
10.  NET INCOME APPLICABLE TO SHARES OF
       BENEFICIAL INTEREST                   $20,074        $20,074
11.  EARNINGS PER SHARE OF
       BENEFICIAL INTEREST                     $0.34          $0.34

12.  REPORTED EARNINGS PER SHARE OF BENEFICIAL
       INTEREST                                $0.34        Not Applicable